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                                                                    EXHIBIT 10.6



              SOFTWARE DEVELOPMENT & CONSULTING SERVICES AGREEMENT

THIS AGREEMENT is effective on the 23 day of March 1999, by and between the National Law Library, Inc. (hereinafter Purchaser), having an office at One Park Ten Place, Suite 220, Houston, Texas, 77084 and, and IT/IS, Inc. (hereinafter Vendor), having an office at One Park Ten Place, Suite 200, Houston, Texas 77084.

WHEREAS Purchaser wishes to develop and utilize the Litidex(R) search engine and indexing software for the provision of Internet legal data, and;

WHEREAS Purchaser wishes Vendor to develop these custom software
Packages and manage the development of its software, and;

WHEREAS Vendor desires to develop and manage this custom software package for Purchaser:

NOW THEREFORE, the parties hereto hereby agree as follows:

1. CONSULTING SERVICES DEFINED. The term "Consulting Services" when used in this Agreement means the performance of professional services that include but are not limited to system analysis, program development, personnel training, testing, documentation writing and general business consulting.

2. SCOPE & SERVICES. Vendor shall provide and deliver to Purchaser custom software and consulting services in regards thereto as outlined in Paragraph 3. This software development shall result in software products which may be used for search engine and indexing technology and software applications including but not limited to applications on the Internet as well as other areas of Purchaser's operation as mutually agreed between the parties.

3. VENDOR RESPONSIBILITIES.

(A) Vendor shall develop custom software which will modify, customize, amend, enhance or otherwise change the pre-existing Vendor software packages to fulfill the requirements of Purchaser:

     Litidex(r) search engine software
     Litidex(r) indexing software

(B) The requirements to be fulfilled by the custom programming to the above listed packages are presently undefined. The defining of Purchaser requirements shall occur in Phases as requested by the Purchaser in writing.

(C) Each Phase and Sub-phase shall be designed, approved, programmed, delivered, tested, and accepted pursuant to the procedures listed below.

I. As for each Sub-Phase or Phase: "Phase" shall mean Phase or Sub-phase.

(a) Vendor shall consult with Purchaser personnel for the purpose of designing programming specifications. Specifications shall contain those items listed on Attachment A.
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(b)  Once Vendor has designed said programming specifications, they will be delivered to Purchaser together with their operation performance estimates (OPE) for every program mentioned in the specifications. The OPE will indicate any limitations on the program, e.g. size, and the estimated response times for on-line programs or runtimes for the programs.

(c) Upon receipt of said programming specifications, Purchaser will either approve or disapprove of said specifications. Such approval will be at the sole discretion of Purchaser.

(i) Upon approval of the programming specifications, Vendor will design, in conjunction with Purchaser, an Acceptance test for these specifications. The Acceptance test will follow those standards listed in Attachment B. The specifications, OPE's and the Acceptance test will be incorporated into a Phase-Agreement to be signed by both parties.

(ii) If Purchaser does not approve said specifications, Vendor and Purchaser will again consult and restart the procedure at Section I.(a) above.

(d) After the creation of the Acceptance Test, the parties shall create the Phase Agreement.

(i)  The Phase Agreement shall contain the following:

     The fixed price for the Phase. The functional names of the applications to be created.

     The date of delivery, and that time is of the essence.

(ii)  The Phase Agreement will also have the following items attached thereto:

     The Functional Specifications which is a narrative explanation of the
operation of the programs,   containing Exhibits of all screen and reports.

     The Programming Specifications to be used by the programmers creating the software for Purchaser.

     File layouts for all files used or created in that Phase, including record and/or data field descriptions.

     The operation performance estimates. The Acceptance Tests, including test data.

(iii) The Phase Agreement will make explicit and express reference to this agreement, and the date this agreement was executed.

(iv) Upon the signing of the Phase Agreement by both Purchaser and Vendor, Purchaser shall pay to Vendor 30 percent of the fixed cost indicated in the Phase Agreement.

(v)  Vendor will then proceed to write the programming for that phase.

(e) (i) On the delivery date specified in the Phase Agreement, Vendor shall deliver to Purchaser the completed programming for that phase. For delivery on or before the delivery date specified in the Phase Agreement, Purchaser shall pay to Vendor the next 40 percent of the price for that Phase. For delivery after the date specified in the Phase Agreement, but prior to the expiration of a grace period of 30 days,
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Purchaser shall pay to Vendor 30 percent of the price for that Phase.

(ii) Failure by Vendor to deliver the completed programming by the end of the 30 days after the delivery date specified in the Phase Agreement, Purchaser shall pay to Vendor 30 percent of the price for that Phase. Failure by Vendor to deliver the completed programming by the end of the 30 days after the delivery date specified in the Phase Agreement will entitle Purchaser to a 10 percent reduction in the cost of the entire Phase for each 30 day period in which Vendor is late. The delivery date may only be modified by written amendment to the Phase Agreement signed by both parties.

(iii) In the event that Vendor fails to deliver the completed programs five (5) months after the original delivery date, and the delivery date was not modified, Purchaser may cancel that Phase Agreement. In the event of such cancellation, Vendor shall deliver to Purchaser all work in progress, program specifications, etc., then in Vendor's possession. Cancellation pursuant to such failure to deliver shall not require any further payments to Vendor as normally required pursuant to Article 15.

(f) Upon delivery, Purchaser shall conduct the acceptance test that was created by Vendor and Purchaser in section I(c)(i) above.

(i) Upon passing the acceptance test, Purchaser shall pay to Vendor an additional 30 percent of the price of the phase, Vendor was paid 40 percent for the delivery of the programs, of the 30%, 10% will be withheld for 90 days. Purchaser shall pay to Vendor 20 percent for the passing of the Acceptance Test. Purchaser shall retain the final 10 percent until the successful completion of 90 days of actual live use of said phase.

(ii) If the programs fail to perform the acceptance tests, the parties shall follow the following procedure:

(1) Purchaser shall immediately notify Vendor by telephone of the failure of the test. Purchaser shall then confirm such notice by sending written confirmation of the failure plus proper documentation of said failure to Vendor by certified mail, return receipt requested.

(2)  Vendor may immediately begin reprogramming to remedy the failure.

(3) If the failure can be remedied within five (5) days, then the Acceptance testing shall continue.

(4) In the event that the failure cannot be remedied after the fifth day, Vendor shall notify Purchaser within an additional five (business days of the new delivery date for that Phase. In no event shall the new delivery date be more than thirty (30) days after the original delivery date. The rescheduling of the delivery date shall not invoke the penalty provisions for late delivery set forth above.

(g) After Purchaser has used the phase programs for a period of 90 consecutive days of uptime as defined in paragraph 10, without failure, Purchaser shall pay to Vendor the final 10 percent payment.

II. Nothing in this procedure shall be construed to prevent several Phases and Sub-phases to be commenced simultaneously.

4. SOFTWARE DOCUMENTATION DELIVERABLES. Vendor shall deliver to Purchaser software documentation products as required in each Phase Agreement.

5. PURCHASER'S RESPONSIBILITIES. Purchaser shall furnish information requested by Vendor that is
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necessary for Vendor to fulfill their responsibilities under this Agreement.
Purchaser shall provide adequate work space and telephone for Vendor personnel when such persons are performing on-site services for Purchaser. Purchaser shall provide data entry services and computer test time if required for Vendor to fulfill their responsibilities under this agreement. Unnecessary or unreasonable delays attributable directly to Purchaser which result in additional costs to Vendor are subject to negotiation for additional compensation to Vendor and may extend the delivery date.

6. TERM OF THE AGREEMENT. This Agreement is effective as of the date it is signed by both parties. The terms and conditions of the Agreement will remain in effect until Vendor has delivered and Purchaser has accepted all software to be developed hereunder. In no event shall this Agreement be in effect for more than five (5) years unless both parties execute an amendment which extends the term of this Agreement. The expiration of this Agreement shall not affect the obligations of either party to the other with respect to those obligations established under this Agreement. Either party may terminate this Agreement for good cause upon thirty (30) days prior written notice.

7. SURVIVAL BEYOND COMPLETION. The provisions of this Agreement and Software developed under this Agreement as well as confidentiality, indemnification, use, assignment, reproduction, warranty, ownership, return or destruction shall survive the delivery of the software and the payment of associated charges.

8. WARRANTIES.

(A) Vendor warrants that the software systems developed hereunder will be capable of being integrated with existing hardware and software environment listed in Article 9(B).

(B) Vendor warrants that the software developed hereunder will conform to the programming specifications contained in subsequent Phase-Agreements, and to the written "Acceptance Test" criteria contained in the subsequent Phase-Agreements. If at any time subsequent to the ninety (90) day period defined in Article 10, any of the software systems are deemed by Purchaser to not be in conformance with the applicable specifications, Purchaser shall notify Vendor in writing within ten (10) working days of such alleged nonconformance or failure. Vendor, within thirty (30) days of receipt of written notice, shall either correct the error(s) or provide Purchaser with a plan for correcting the deficiency within a mutually agreed upon reasonable period of time. Where there is a disagreement as to the satisfactory completion of the Acceptance Tests, the parties shall use their best efforts to resolve such disagreement. Purchaser may cancel this Agreement if Vendor fails to correct or provide a plan to correct the deficiency.

(C) For six months after the final payment of each fully operational Phase or Sub-phase, Vendor will, at no charge to Purchaser, correct any defects which impair the software's ability to meet the specifications.

(D) After the expiration of the warranty period six (6) months, Vendor agrees to maintain the software systems developed hereunder in conformance with the applicable specifications for a period of three (3) additional years with all reasonable costs to be paid for by Purchaser at rates for time and material, to be mutually agreed upon but not more than the rates contained in Attachment "C" increased by the lesser of 10 percent per year or the actual Cost of Living Index increment per year as defined by the Department of Labor for the region of this transaction.

9. GUARANTEE OF ORIGINAL DEVELOPMENT.

(A) Except for those components listed in 9(B) below, Vendor warrants that all materials produced
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hereunder will be of original development by Vendor, and will be specifically developed for the fulfillment of this Agreement and will not infringe upon or violate any patent, copyright, trade secret or other proprietary right of a third party, and Vendor will indemnify and hold Purchaser harmless from and against any loss, cost, liability or expense (including reasonable counsel fees) arising out of any breach or claimed breach of this warranty,

(B) Vendor is authorized to incorporate the following materials and/or components into the system to be developed hereunder:

     Existing Litidex search and indexing software including enhancements developed for the National Law Library and HTML interfaces.

     Should Vendor wish to add additional non-original components, Vendor shall obtain the prior written approval of Purchaser.

     Vendor shall assist Purchaser in the expeditious transfer of licenses and/or title for use of perpetual license to Purchaser for such non-original components unless Purchaser already has title or license to any non-original components used hereunder. Any costs associated with such transfers shall be paid by Purchaser provided that such software is used exclusively for the Purchaser applicable specifications developed hereunder.

10. SYSTEMS UPTIME.

(A)  System uptime, as set forth in Article 3(C)(I)(g) is defined as follows:
Vendor warrants that the system (including the software and hardware configuration in which it is installed) shall be functionally operational within the specifications of each Phase no less than 96 percent of any consecutive ninety (90) day period beginning with the start of acceptance through the warranty period. Any time that the system is not functionally operational due to hardware failure or maintenance, or other causes beyond Vendor's design or control shall be excluded from this computation.

(B) In the event of a failure of any program during the ninety (90) day period stated in 10(A), Purchaser shall notify Vendor by telephone immediately. Purchaser will confirm said telephone notice by serving Vendor with written notice, with proper documentation of said error or failure, sent certified mail, return receipt requested.

(C) Upon notification of the failure, Vendor may begin immediate repairs of said failures. If the failure is remedied before the expiration of 3.6 twenty-four hour days cumulative days, including previous failures, within that Phase, the required ninety (9O) day uptime period will continue to run.

(D)  If a failure, or group of failures exist for, or accumulate to more than
3.6 days within the 90 day period for the particular Phase, the 90 day period will restart at the new delivery date stated in (E) below. Purchaser shall notify Vendor in the manner stated in (B) above when such failure of 3.6 days occurs.

(E) Upon notification of a full failure, Vendor shall have ten (10) working days in which to notify Purchaser in writing of a new delivery date for that Phase. In no event shall such delivery date be more than thirty (30) days after the date Vendor received notice of the full failure.

11. CONFIDENTIALITY AND SECURITY OF THE SYSTEMS. Each party acknowledges that all material and information which has or will come into the possession and knowledge of each in connection
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with this Agreement or the performance hereof, consists of confidential and proprietary data, whose disclosure to or use by third parties will be damaging, Both parties, therefore, agree to hold such material and information in strictest confidence, not to make use thereof other than for the performance of this Agreement, to release it only to employees requiring such information, and not to release or disclose it to any other party.

12. NON-COMPETITION. Unless otherwise consented to by Purchaser; and such consent will not be unreasonably withheld, during the performance of this Phase Agreement and for 36 months after its completion or termination, Vendor agrees not to provide software or consulting services for any business competitive with the business of the Purchaser.

13. RIGHTS TO NEW IDEAS. The parties acknowledge that performance of this Agreement may result in the development of new proprietary and secret concepts, methods, techniques, processes, adaptations and ideas. The parties agree that the same shall belong solely to Purchaser without regard to the origin thereof and that Vendor will not, other than in the performance of the Agreement, without the express written consent, which will not be unreasonably withheld, sell, make use or disclose same to any person, group, company or corporation that competes with Purchaser's business as defined in Article 12.

14. PURCHASER'S RIGHT TO CONTRACT FOR SIMILAR WORK. Purchaser reserves the right to contract with other parties for work similar to that being performed under this Agreement if Vendor does not agree to perform such work at then prevailing market rates.

15. CANCELLATION. In the event that Purchaser, at its option, elects to cancel this Agreement pursuant to Article 6 or 8b herein, by written notice to Vendor; in such event, Purchaser will pay Vendor the amount equal to the actual time and materials charges incurred for that work so cancelled through the day receipt of written notice of cancellation.

16. TITLE RIGHTS, OWNERSHIP, RIGHT TO USE.

(A) The custom software applications system and associated documentation developed under this Agreement which are the modifications, amendments, enhancements or customizations of pre-existing Vendor software packages shall be the sole and exclusive property of Purchaser, free from any claim or retention of rights thereto on the part of Vendor. Vendor shall retain a non-exclusive non-perpetual license in the software systems while they are under development and during the warranty and maintenance periods. Upon completion or termination of this Agreement, Vendor shall deliver to Purchaser all copies of any and all materials which pertain to the systems developed under this Agreement provided that Purchaser shall have paid in full all allowable Vendor invoices associated with performance under this Agreement.

(B) Article 16(A) shall not be construed to give Purchaser any property right in the pre-existing Vendor software which Vendor shall modify to fulfill the requirements of this Agreement.

(C) Upon completion of each Phase of programming under this Agreement, Vendor shall deliver to Purchaser all source code, or its equivalent, for all the modified, amended, enhanced or customized programming performed for Purchaser. Any inclusion of the source code or its equivalent, from the pre-existing Vendor software packages shall not be deemed to be a waiver by Vendor of its ownership of said code pursuant to Article 16(B).

(D) Vendor may use all software provided to it pursuant to this Agreement for any purpose whatsoever, without restriction, subject only to those restrictions herein elsewhere contained with respect to Purchaser's
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disclosure, reproduction or permitting other to use the package.

17. PAYMENTS. In consideration of the work to be performed hereunder and the products to be delivered, Purchaser shall pay Vendor as follows:

(A) Vendor shall bill Purchaser on a time and materials basis at the rates contained in Attachment C, for those hours dedicated to the design of the programming specifications, creation of Acceptance Test, creation of Acceptance Test Data, and for any assistance rendered to Purchaser to perform the Acceptance Test beyond 8 hours. The billing for the above shall be done for each Phase of the system development.

(B) Purchaser will pay Vendor a fixed price for the actual writing, testing and implementation of each phase. The fixed price shall include the license fee for any pre-existing Vendor software packages that will be used and or modified in the creation of the system for Purchaser. The fixed price will be mutually agreed to by the parties, and will be incorporated in the Phase-Agreement mentioned in Article 3(C)I. Payments for each fixed price Phase Agreement shall be made in accordance with the development procedure listed in Article 3.

18. INVOICES

(A)  Vendor shall submit invoices not more often than bi-monthly to:

(B) At a minimum each invoice for design performed by Vendor shall be accompanied by supporting documentation which details name of employee, hours worked per employee, hourly charge and total; computer time used, the applicable unit charge and total.

(C) All invoices for the design of programming specification, and the creation of the Acceptance Tests and data for a particular Phase shall be submitted to Purchaser prior to the signing of the Phase Agreement for that particular Phase.

(D) Invoices for fixed price Phase-Agreements need not be itemized, but Vendor shall maintain detailed records of all time spent in the production of said fixed price Phase, including name of employee, hours worked per employee, hourly charge per employee.

19. TRAINING. Vendor shall provide the training to Purchaser personnel at the time and material rates cited in Attachment "C". This training shall be made available on a schedule basis to Purchaser personnel.

20. ASSIGNMENT OF CONTRACT BY PURCHASER. This Agreement may be assigned by Purchaser to any Purchaser entity wherein Purchaser maintains majority interest without the consent of Vendor. Upon such assignment by Purchaser and assumption of liability hereunder by the assignee, Purchaser shall be discharged of any liability hereunder.

21. NON-ASSIGNMENT OF CONTRACT BY VENDOR. This Agreement may not be assigned by Vendor without the written consent (not unreasonably withheld) of Purchaser.

22. PATENT COPYRIGHT OR TRADE SECRET INDEMNITY. Vendor will defend at its expense, any action brought against Purchaser or Vendor that is based on a claim that the systems developed and furnished hereunder infringes a United States patent or copyright or trade secret or other proprietary right of a third party and will pay the loss, damages, and reasonable attorney fees finally awarded against Purchaser in any such actions which are attributable to any such claim, but such defense and payments are conditioned
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on the following: (1) Purchaser promptly notifies Vendor in writing of the claim, and (2) Vendor shall have sole control of the defense of any such action on such a claim and all negotiations for its settlement or infringement of a United States patent or copyright, Purchaser shall permit Vendor, at its option and expense, either to procure for Purchaser the right to continue using the System(s), to replace or modify the same so that they become non-infringing, or to accept Purchaser's return of the System(s) and grant Purchaser a refund of monies paid under this Agreement.

Vendor shall have no obligation to defend Purchaser or to pay costs, damages, or attorney's fees for any claim based upon (1) use of other than an unaltered configuration of the Systems if such infringement would have been avoided by the use of an unaltered configuration of the Systems, or the combination, operation, or use of any Systems furnished hereunder with non-Vendor programs or data if such infringement would have been avoided by the combination, operation, or use of the Systems with other programs or data.

23. INDEMNIFICATION INCLUSION OF COSTS. Each party hereunder agrees to indemnify the other against all losses, costs, expenses (including reasonable counsel fees) which may occur by reason of the breach of any term, provision, warranty or representation contained herein and/or in connection with the enforcement of this Agreement or any provision thereof.

24. BANKRUPTCY. In the event Purchaser or Vendor shall (1) apply for the appointment of or the taking of the possession by a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, (2) make a general assignment for the benefit of creditors, (3) commence a voluntary case under the Federal Bankruptcy Code (as now or hereafter in effect), or (4) fail to contest in a timely or appropriate manner or acquiesce in writing to any petition filed against it in an involuntary case under such Bankruptcy Code or any application for the appointment of a receiver, custodian, trustee, or liquidation of itself or of all or a substantial part of its property, or its liquidation, reorganization, or dissolution, the other party may terminate this Agreement as provided in Article 6.

25. PURCHASER'S RIGHT TO INSPECT ITS FINANCIAL RECORDS. For purposes of validating charges made and paid for under this Agreement, Purchaser reserves the right, at its own expense, to inspect Vendor time cards, or any other documents that reveal time spent by Vendor personnel on the Purchaser programs. Vendor shall make available such documents during normal hours of business, and for at least 2 years following the termination of this contract.

26. ATTORNEYS FEES. Should litigation arise concerning this Agreement, the prevailing party shall be entitled to its attorneys fees, court costs and accrued interest (18 percent per annum) in addition to any other relief it may be awarded.

27. FORCE MAJEURE. Neither party shall be responsible for delays or failures on performance resulting from acts beyond the control of such party. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, government regulations superimposed after the fact, fire, communication line failures, power failures, earthquakes or other disasters.

28. LIABILITY TO THIRD PARTIES. Except as provided for in Articles 22 and 29 hereto, neither party shall indemnify the other against liabilities to third parties arising out of the use of the software systems developed and delivered under this Agreement.

29. VENDOR EMPLOYEES ASSIGNED TO THIS AGREEMENT. All employees assigned to perform under this Agreement shall be full-time employees of Vendor except for those employees assigned to
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perform minor administrative tasks or those whom Vendor shall employ as subcontractors. In the event that Vendor uses contractors or subcontractors, Vendor specifically assumes all responsibilities for such contractors or subcontractors as if they were employees of Vendor, and Vendor shall indemnify and hold harmless Purchaser for the acts of such contractors or subcontractors. Vendor-assigned employees may be rejected by Purchaser should Purchaser determine unilaterally that any employee's services are unsatisfactory. Upon written notification from Purchaser regarding an unsatisfactory employee, Vendor shall remove such employee immediately and replace the removed employee with an employee acceptable to Purchaser as soon as possible. Under no circumstances shall Vendor employees be considered employees of or agents of Purchaser.

30. COMPLIANCE WITH ALL LAWS - PARTIAL INVALIDITY. Each party agrees that it will perform its obligations hereunder in accordance with all applicable laws, rules and regulations now or hereafter in effect. If any item or provision of this Agreement shall be found to be illegal or unenforceable, them notwithstanding, this Agreement shall remain in full force and effect and such term or provision shall be deemed stricken.

31. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

32. ALL AMENDMENTS IN WRITING. No amendments to this Agreement shall be effective unless it is in writing and signed by duly authorized representative of both parties.

33. HEADINGS NOT CONTROLLING. Headings used in this Agreement are for reference purposes only and shall not be deemed a part of this Agreement.

34. VENDOR EMPLOYEES HIRED BY PURCHASER. If a Vendor representative shall become employed by Purchaser as an independent consultation or an employee within a period of two years from the date of this Agreement, Purchaser shall pay Vendor an amount deemed to be reasonable compensation as an employment fee. This fee shall represent Vendor's sole and exclusive remedy against Purchaser. Purchaser shall not be liable for any other damages caused to Vendor by the result of such hiring. The above fee shall be waived in the event that Vendor has terminated the employee's employment with Vendor prior to the employee's hiring by Purchaser.

35. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter; all prior agreements, representations, statements, negotiations and undertakings are superseded hereby.

IN WITNESS WHEREOF, each of the parties hereto has causes this Agreement to be duly executed as of the date below.

VENDOR: IT/IS, Inc.

BY: /s/ Kelley V. Kirker

Date: Mar. 24, 1999

PURCHASER: National Law Library, Inc.

BY: Hunter M. A. Carr
Date: 3/24/99
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ATTACHMENT A

Programming Specifications of Software shall contain the following:

1. Functional narrative of each program or program to be modified describing the operation of the program from the users perspective.

2. Basic operational description of the program calculations, routines, and other processing.

3. Samples of all Input screens, Output screens, reports, invoices, and/or forms used, required or produced.

4.  Time estimates for each Phase Order

NOTE: The above is merely a description of the programming specifications. The actual programming specifications for a particular Phase will be attached to the Phase Agreement.
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ATTACHMENT BA. Acceptance Test

I. All menu options shall be selected and executed without error.

II. Operating system specifications

II. Total (System) Price shall be as specified in each Phase Order

(a). Allocation of Project Responsibilities

1. Additional System Design Specifications

2. Site Preparation

3. Integration/Interfacing with existing system

4. Evaluation procedures

5. Problems to be solved

6. Test data

7. Time permitted for needed corrections

B. Reliability and Maintainability

1. Repetitions

2. Error frequency

3. Debugging and Remedial maintenance

4. Yearly charge for maintenance service, effective upon completion of warranty period
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ATTACHMENT C

TIME AND MATERIAL RATES

Senior Programmers    $100.00/hour

Programmers           $75.00/hour

Technical Support     $45.00/hour

Training Rate         $45.00